Exhibit 99.1

Harvest Health & Recreation Inc. Reports

First Quarter 2021 Financial Results

•    First quarter revenue was $88.8 million, up 101% from the first quarter 2020 and 27% sequentially

•    First quarter net loss before non-controlling interest was $23.0 million, compared to $7.4 million in the fourth quarter 2020

•    Adjusted EBITDA was $26.9 million in the first quarter, up 196% compared to $9.1 million in the fourth quarter 2020

•    2021 revenue target increased to at least $400 million

PHOENIX, May 10, 2021 -- Harvest Health & Recreation Inc. (“Harvest” or the “Company”) (CSE: HARV, OTCQX: HRVSF), a vertically integrated cannabis company and multi-state operator in the U.S., today reported its financial and operating results for the first quarter 2021. All financial information is provided in U.S. dollars unless otherwise indicated.

First Quarter 2021 Financial Results

•        Total revenue in the first quarter was $88.8 million, an increase of 101% from $44.2 million in the first quarter of 2020, and up 27% compared to $69.9 million in the fourth quarter of 2020.

•        Gross profit in the first quarter was $47.9 million, compared to $18.1 million in the first quarter of 2020, and $31.3 million in the fourth quarter of 2020.

•        Gross profit margin in the first quarter was 53.9%, compared to 41.0% in the first quarter of 2020 and 44.8% in the fourth quarter of 2020.

•        Net loss before non-controlling interest was $23.0 million for the first quarter, compared to $7.4 million in the fourth quarter of 2020.

•        Adjusted EBITDA in the first quarter was $26.9 million, compared to $9.1 million in the fourth quarter of 2020.

Please see the supplemental information regarding the use of Non-GAAP Financial Measures, and a reconciliation of Non-GAAP Financial Measures.

First Quarter 2021 Business Highlights

•        On January 22, 2021, Harvest recorded the first recreational cannabis sale in the state of Arizona at its Scottsdale location. Harvest began serving adult use customers in addition to medical patients at all 15 of its dispensaries on January 22.

•        On January 25, 2021, Harvest announced the closing of a sale leaseback transaction with Innovative Industrial Properties, Inc. Harvest sold a 292,000 square foot facility for $23.8 million. Harvest will operate the cultivation and processing facility and expects to receive up to $10.8 million in tenant improvements.

•        On February 22, 2021, Harvest announced the divestiture of two medical marijuana dispensaries in Bismarck and Williston, North Dakota for an immaterial amount of cash.

•        On March 11, 2021, Harvest opened one new dispensary in Whitehall, Pennsylvania.

•        On March 15, 2021, Harvest announced the settlement of its dispute with Falcon International, Inc. In accordance with the settlement terms, Harvest now owns a 10% equity stake in Falcon and received a ten year warrant to purchase up to 20% of the company’s shares at an exercise price of $1.91 per share.

•        As of March 31, 2021, Harvest owned, operated, or managed 37 retail locations in six states, including 15 open dispensaries in Arizona.

Recent Developments

•        Harvest opened two new medical retail dispensaries in Florida on May 5th and May 6th in Olympia Heights and West Palm Beach.

•        On May 7, 2021, Harvest announced that a settlement was reached regarding the grower/processor permittee AGRiMED Industries of PA, LLC.

•        On May 10, 2021, Trulieve announced its planned acquisition of Harvest. Each Harvest shareholder is expected to receive 0.117 shares of Trulieve for each Harvest share, representing total consideration of approximately $2.1 billion. The implied price per Harvest share is equal to $4.79, representing a 34% premium to the May 7, 2021 closing price of the Harvest shares.

Outlook

Harvest is raising its full year 2021 revenue target to at least $400 million. Reported gross margins are expected to be at or above 50% and will likely continue to fluctuate from quarter to quarter.

Management Commentary

“Our first quarter results show the benefits of reaching impactful milestones such as the launch of recreational sales in Arizona” said Chief Executive Officer Steve White. “We are focused on our key operational and financial priorities in 2021 as we continue to build on this positive momentum.”

Conference Call & Webcast

Harvest Health and Recreation Inc. will host a conference call and audio webcast with Chief Executive Officer Steve White, Monday May 10, 2021 at 8:00 AM Eastern Time.

Registration for this event is required. Please use this link to register:

http://www.directeventreg.com/registration/event/4832288

Following registration, an email confirmation will be sent including dial in details and unique conference call codes. Registration will remain open during the call however we recommend advance registration to access the event.

First quarter results will be available at:

https://investor.harvesthoc.com/financials/default.aspx

The live conference call webcast and replay will be available at:

https://investor.harvesthoc.com/financials/default.aspx

HARVEST HEALTH & RECREATION INC.

Consolidated Balance Sheets

(Amounts expressed in thousands of United States dollars, except share data)

	March 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$106,948	$78,055
Restricted cash	3,000	4,542
Accounts receivable, net	9,477	5,051
Notes receivable, current portion	8,412	21,556
Related party notes receivable, current portion	10,313	10,052
Inventory, net	45,193	36,862
Other current assets	5,380	5,280
Total current assets	188,723	161,398
Notes receivable, net of current portion	11,036	18,211
Property, plant and equipment, net	161,663	176,827
Right-of-use assets for operating leases, net	98,921	60,843
Related party right-of-use assets for operating leases, net	5,564	5,621
Intangibles assets, net	272,886	272,118
Corporate investments	40,924	19,091
Acquisition deposits	—	50
Goodwill	116,176	116,041
Assets held for sale	6,581	6,585
Other assets	22,618	19,850
TOTAL ASSETS	$925,092	$856,635
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Current liabilities:
Accounts payable	$14,809	$10,755
Other current liabilities	34,948	28,896
Contingent consideration, current portion	10,898	17,985
Income tax payable	26,826	17,504
Operating lease liability, current portion	2,061	2,906
Related party operating lease liability, current portion	142	135
Notes payable, current portion	29,713	20,910
Total current liabilities	119,397	99,091
Notes payable, net of current portion	240,046	244,066
Warrant liability	37,261	20,908
Operating lease liability, net of current portion	98,072	58,637
Related party operating lease liability, net of current portion	5,557	5,595
Deferred tax liability	53,082	53,082
Total liabilities associated with assets held for sale	718	718
Other long-term liabilities	53	63
TOTAL LIABILITIES	554,186	482,160
STOCKHOLDERS' EQUITY
Capital stock	686,899	667,248
Accumulated deficit	(316,729)	(293,607)
Stockholders' equity attributed to Harvest Health & Recreation Inc.	370,170	373,641
Non-controlling interest	736	834
TOTAL STOCKHOLDERS' EQUITY	370,906	374,475
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$925,092	$856,635

HARVEST HEALTH & RECREATION INC.

Consolidated Statements of Operations

(Amounts expressed in thousands of United States dollars, except share and per share data)

	For the three months ended March 31,
	2021	2020
Revenue, net of discounts	$88,826	$44,235
Cost of goods sold	(40,908)	(26,086)
Gross profit	47,918	18,149
Expenses
General and administrative	26,276	26,419
Sales and marketing	898	1,276
Share-based compensation	4,862	13,804
Depreciation and amortization	2,529	1,670
Total expenses	34,565	43,169
Operating income (loss)	13,353	(25,020)
Other (expense) income
Gain on sale of assets	1,795	2,419
Other income	1,504	9,050
Fair value of liability adjustment	(24,434)	6,945
Foreign currency gain (loss)	12	(138)
Interest expense	(8,717)	(4,550)
Loss before taxes and non-controlling interest	(16,487)	(11,294)
Income taxes	(6,481)	(3,794)
Net loss from continuing operations before non-controlling interest	(22,968)	(15,088)
Net loss from discontinued operations, net of tax	—	(384)
Net loss before non-controlling interest	(22,968)	(15,472)
Net (income) loss attributed to non-controlling interest	(154)	88
Net loss attributed to Harvest Health & Recreation Inc.	$(23,122)	$(15,384)
Net loss per share - basic and diluted	$(0.06)	$(0.05)
Attributable to Harvest Health and Recreation Inc.	$(0.06)	$(0.05)
Attributable to discontinued operations, net of tax	$—	$—
Weighted-average shares outstanding - basic and diluted	407,632,006	304,179,427

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures as defined by the SEC. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with GAAP are included below. This information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP. Our management uses adjusted EBITDA to evaluate our operating performance and trends and make planning decisions. Our management believes adjusted EBITDA helps identify underlying trends in our business that could otherwise be masked by the effect of the items that we exclude. Accordingly, we believe that adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects, and allowing for greater transparency with respect to key financial metrics used by our management in its financial and operational decision-making.

Reconciliation of Non-GAAP Financial Measures

The table below reconciles Net income (loss) to Adjusted EBITDA for the periods indicated.

	For the three months ended March 31,
	2021	2020
Net loss (GAAP) before non-controlling interest	$(22,968)	$(15,472)
Add (deduct) impact of:
Net interest and other financing costs(1)	8,721	4,716
Income tax	6,481	3,794
Amortization and depreciation(2)	3,519	2,454
Gain on sale of assets	(1,795)	(2,419)
Fair value of liability adjustment	24,434	(6,945)
Other income	(1,504)	(9,050)
Foreign currency (gain) loss	(12)	138
Share-based compensation expense	4,862	13,804
Discontinued operations, net of tax	—	384
Other expansion expenses (pre-open)	3,172	3,341
Transaction & other special charges	2,006	447
Adjusted EBITDA (non-GAAP)	$26,916	$(4,808)

(1) Includes $4 and $166 of interest reported in cost of sales.

(2) Includes $990 and $784 of depreciation reported in cost of sales.